Exhibit T3C

WCI COMMUNITIES, INC.

AND

THE GUARANTORS LISTED

ON THE SIGNATURE PAGES HERETO

17.5% SENIOR SECURED NOTES DUE 2012

FORM OF INDENTURE

Dated as of August 5, 2008

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Trustee

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	13.03
(c)	13.03
313 (a)	7.06
(b)(2)	7.07
(c)	7.06; 13.02
(d)	7.06
314 (a)	4.03; 4.04; 13.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315 (a)	7.01
(b)	7.05, 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	13.01
(b)	N.A.
(c)	13.01

N.A.   means Not Applicable

Note: This Cross-Reference Table is not part of this Indenture.

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4.07.	Restricted Payments	29
4.08.	Dividend and Other Payment Restrictions Affecting Subsidiaries	32
4.09.	Incurrence of Indebtedness and Issuance of Preferred Stock	33
4.10.	Transactions with Affiliates	36
4.11.	Liens	37
4.12.	Business Activities	37
4.13.	Corporate Existence	37
4.14.	Offer to Repurchase Upon Change of Control	37
4.15.	Limitation on Issuances of Guarantees of Indebtedness	38
4.16.	Payments for Consent	39
4.17.	Further Assurances; Costs	39

ARTICLE V SUCCESSORS		41

5.01.	Merger, Consolidation, or Sale of Assets	41
5.02.	Successor Corporation Substituted	41

ARTICLE VI DEFAULTS AND REMEDIES		42

6.01.	Events of Default	42
6.02.	Acceleration	43
6.03.	Other Remedies	44
6.04.	Waiver of Past Defaults	44
6.05.	Control by Majority	44
6.06.	Limitation on Suits	44
6.07.	Rights of Holders of Notes to Receive Payment	45
6.08.	Collection Suit by Trustee	45
6.09.	Trustee May File Proofs of Claim	45
6.10.	Priorities	45
6.11.	Undertaking for Costs	46

ARTICLE VII TRUSTEE		46

7.01.	Duties of Trustee	46
7.02.	Rights of Trustee	47
7.03.	Individual Rights of Trustee	48
7.04.	Trustee’s Disclaimer	48
7.05.	Notice of Defaults	48
7.06.	Reports by Trustee to Holders of the Notes	48
7.07.	Compensation and Indemnity	48
7.08.	Replacement of Trustee	49
7.09.	Successor Trustee by Merger, etc.	50
7.10.	Eligibility; Disqualification	50
7.11.	Preferential Collection of Claims Against Company	50
7.12.	Assignment of Rights, Not Assumption of Duties	50

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ARTICLE VIII LEGAL DEFEASANCE AND COVENANT DEFEASANCE		50

8.01.	Option to Effect Legal Defeasance or Covenant Defeasance	50
8.02.	Legal Defeasance and Discharge	51
8.03.	Covenant Defeasance	51
8.04.	Conditions to Legal or Covenant Defeasance	51
8.05.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	52
8.06.	Repayment to Company	53
8.07.	Reinstatement	53

ARTICLE IX AMENDMENT, SUPPLEMENT AND WAIVER		53

9.01.	Without Consent of Holders of Notes	53
9.02.	With Consent of Holders of Notes	54
9.03.	Compliance with Trust Indenture Act	56
9.04.	Revocation and Effect of Consents	56
9.05.	Notation on or Exchange of Notes	56
9.06.	Trustee to Sign Amendments, etc.	56

ARTICLE X NOTE GUARANTEES		56

10.01.	Guarantee	56
10.02.	Limitation on Guarantor Liability	57
10.03.	Execution and Delivery of Note Guarantee	57
10.04.	Guarantors May Consolidate, etc., on Certain Terms	58
10.05.	Releases Following Sale of Assets	58

ARTICLE XI SATISFACTION AND DISCHARGE		59

11.01.	Satisfaction and Discharge	59
11.02.	Application of Trust Money	59

ARTICLE XII COLLATERAL AND SECURITY		60

12.01.	Collateral Documents	60
12.02.	Collateral Agent	60
12.03.	Authorization of Actions to be Taken	61
12.04.	Release of Third-Priority Liens	61
12.05.	Filing, Recording and Opinions	62

ARTICLE XIII MISCELLANEOUS		63

13.01.	Trust Indenture Act Controls	63
13.02.	Notices	63
13.03.	Communication by Holders of Notes with Other Holders of Notes	64
13.04.	Certificate and Opinion as to Conditions Precedent	64
13.05.	Statements Required in Certificate or Opinion	64

-iii-

13.06.	Rules by Trustee and Agents	65
13.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	65
13.08.	Governing Law; Submission to Jurisdiction	65
13.09.	No Adverse Interpretation of Other Agreements	65
13.10.	Successors	65
13.11.	Severability	65
13.12.	Counterpart Originals	66
13.13.	Table of Contents, Headings, etc.	66

-iv-

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTE GUARANTEE
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE

-v-

INDENTURE dated as of August 5, 2008 between WCI Communities, Inc., a Delaware corporation (the “Company”), the subsidiary guarantors listed on the signature pages hereto (collectively, the “Guarantors”) and American Stock Transfer & Trust Company, LLC, a New York corporation, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

1.01. Definitions.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes, up to $200.0 million in aggregate principal amount (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” shall not include, with respect to the Company or any Restricted Subsidiary, any Restricted Subsidiary.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Amenities” means the golf courses, marinas, clubhouses and swimming, restaurants, tennis and other recreational facilities owned and operated by the Company or any Restricted Subsidiary and all activities reasonably related thereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

“Borrowing Base” means, at any time of determination, the sum of the following, without duplication: (1) 100% of all cash and Cash Equivalents held by the Company or any Restricted Subsidiary, including cash or Cash Equivalents held by a title insurance company in trust for the benefit of the Company or any Restricted Subsidiary; (2) 75% of the book value of Developed Land for which no construction has occurred; (3) 95% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which there is an executed purchase contract with a buyer not affiliated with the Company, less any deposits, down payments or earnest money; (4) 80% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not affiliated with the Company; (5) 75% of Receivables; (6) 75% of the cost of Amenities less the portion of such costs allocated on a pro rata basis to sold memberships or marina slips; (7) 50% of the costs of Developable Land (other than Developed Land) on which improvements have not commenced, less CDD Obligations and mortgage Indebtedness (other than under a Credit Facility) applicable to such land, up to the greater of $75.0 million or 30% of Consolidated Tangible Net Worth; and (8) 65% of all Restricted Investments up to the greater of $75.0 million or 2.5% of Total Assets.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (1) United States dollars, (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and rated A-1 or better by Standard & Poor’s Rating Services or P-1 or better by Moody’s or the equivalent of such rating by a successor rating agency, (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above, (5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition, and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CDD Obligations” has the meaning set forth in clause (xi) of the second paragraph of Section 4.09 hereof, to the extent that such obligation is reflected as an obligation of the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) other than a Principal or a Related Party of a Principal; provided that a transaction where the Principals and/or Related Parties of a Principal own directly or indirectly 50% or more of all classes of Capital Stock of such Person or group immediately after such transaction shall not be a Change of Control; (2) the adoption of a plan relating to the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means ClearStream Bank S.A.

“Collateral” means all property and tangible and intangible assets, whether now owned or hereafter acquired, in which Liens are, from time to time, granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means the Trustee acting as the collateral agent for the Holders of the Notes and any holders of Pari Passu Secured Indebtedness (including any agent therefor) under the Collateral Documents and any successor acting in such capacity.

“Collateral Documents” means the Mortgages, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee and the holders of the Pari Passu Secured Indebtedness or notice of such pledge, assignment or grant is given.

“Company” means WCI Communities, Inc., and any and all successors thereto and not to any of its Subsidiaries.

“Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Incurred of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Coverage Ratio, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and (2) the EBITDA attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (3) the Consolidated Interest Incurred attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Incurred will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

“Consolidated Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, calculated in accordance with GAAP, including, without duplication, the amount of all Guarantees, letters of credit or other items of Indebtedness that are reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries, including Land Bank Obligations reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries excluding, however, any amounts attributable to surety and performance bonds.

“Consolidated Interest Incurred” means, with respect to any Person for any period, without duplication, (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs paid on or prior to the Issue Date), plus (2) the consolidated interest of such Person and its Restricted Subsidiaries, that was capitalized during such period, plus (3) any Consolidated Interest Incurred on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (subject, however, to the amount of the guarantee or the value of the assets constituting the Lien) (whether or not such Guarantee or Lien is called upon), plus (4) Consolidated Interest Incurred in connection with Investments in Discontinued Operations for such period; plus (5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus (6) to the extent included above, the amortization of previously capitalized interest, minus (7) to the extent included above, the amortization of debt issuance costs paid on or prior to the Issue Date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication, (1) the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period or receivable (without legal or contractual restrictions) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period, (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under Section 4.07 hereof but Net Income from prior periods will not be included for any other purpose), (3) the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (4) the cumulative effect of a change in accounting principles shall be excluded, and (5) the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, unless such Net Income shall be distributed to the Company or one of its Restricted Subsidiaries, in which case such Net Income shall be included.

“Consolidated Net Income After Grossed-up Preferred Stock Dividends” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication, (1) the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period (regardless of whether such cash represented Net Income in such period or a prior period) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period, (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under Section 4.07 hereof but Net Income from prior periods will not be included for any other purpose), (3) the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (4) the cumulative effect of a change in accounting principles shall be excluded, (5) the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and (6) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP shall be deducted.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (3) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, except to the extent the write-up is a reversal of a write-down or a previously recorded reserve, less (4) all investments as of such date in Unrestricted Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments, to the extent included in calculating the consolidated equity in clause (1)), less (5) Intangible Assets reflected on the consolidated balance sheet of such Person or a consolidated Restricted Subsidiary of such Person, all of the foregoing determined in accordance with GAAP.

“Construction Loan” means, a loan made for the purpose of financing the construction and development of multifamily residential condominium projects or commercial real estate projects.

“Consultant” means a natural person who is a consultant hired by the Company or a Restricted Subsidiary to perform services.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of this Indenture, or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 59 Maiden Lane, New York, New York 10038, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice under Section 13.02, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice under Section 13.02).

“Credit Agreement Obligations” means Indebtedness outstanding under the Senior Credit Facilities that are secured by a Lien, Hedging Obligations in connection therewith and all other obligations (not constituting Indebtedness) of the Company or any Guarantor under the Senior Credit Facilities.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture). Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Developable Land” means all land of the Company and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Company for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

“Developed Land” means all Developable Land of the Company and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

“Discontinued Operations” means with respect to the Company those operations of the Company and its Subsidiaries which were classified as “discontinued operations” of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP as of the date of determination.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, whether expensed directly or included as a component of cost of goods sold or allocated to Joint Ventures

(including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period occurring after the date of this Indenture) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offerings” means any public or private sale of common stock or preferred stock (excluding Disqualified Stock).

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock or (b) the sale (other than to a Restricted Subsidiary or to any Company, Restricted Subsidiary or parent company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of Section 4.07 hereof.

“Excluded Property” means (a) any pledges of stock of a Guarantor to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of such Guarantor that are not otherwise required to be filed, but only to the extent necessary to not be subject to such requirement, (b) assets, with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein, and (c) any other assets excluded from the Collateral securing the First-Priority Lien Obligations and Second Priority Lien Obligations, if any.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the Indenture.

“Existing Notes” means the Company’s outstanding $200.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2012, outstanding $125.0 million principal amount of 4% Contingent Convertible Senior Subordinated Notes due 2023, outstanding $125.0 million principal amount of 7 7/8% Senior Subordinated Notes due 2013 and outstanding $200.0 million principal amount of 6 5/8% Senior Subordinated Notes due 2015.

“Fair Market Value” means, with respect to any property or assets, the fair market value thereof, as established by a responsible officer of the Company, and, with respect to any property or asset the fair market value of which exceeds $5.0 million, by an independent third party appraiser, accounting firm or valuation firm with expertise in such valuation that is not affiliated with the Company or any Subsidiary of the Company.

“First-Priority Lien Obligations” has the meaning ascribed to it under the definition of “Permitted Liens”.

“First-Priority Liens” means all Liens that secure the First-Priority Lien Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on April 24, 2002.

“Global Note Legend” means the legend set forth in Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

“Global Note” means a permanent global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means (1) each of the Company’s Restricted Subsidiaries as of the Issue Date that guarantees other Indebtedness of the Company and (2) any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any Person and without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, subject, however, to the Fair Market Value of the assets securing such Indebtedness (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided Indebtedness shall not include Indebtedness that constitutes an accrued expense, trade payables, customer deposits or deferred income taxes. The amount of any Indebtedness outstanding as of any date shall be (1)

the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include: (1) Indebtedness which has been defeased or discharged, (2) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence or (3) CDD Obligations, other than that portion of any CDD Obligations that is due and payable at the time of determination.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Member” means, with respect to any board of directors of a company, a member who is not an officer or employee of such company and is otherwise “independent” as defined by the New York Stock Exchange’s listing requirements and, in connection with any transaction, a member of such board of directors who is disinterested with respect to such transaction.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $125.0 million aggregate principal amount of 17.5% Senior Secured Notes due 2012 issued under this Indenture on the Issue Date.

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the date of this Indenture or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP. For purposes of this definition, deferred tax assets shall not be deemed to be Intangible Assets.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the administrative agent pursuant to the Term Loan Agreement, the administrative agent pursuant to the Revolving Credit Agreement, the holders of the Second Lien Notes (or any agent or representative on their behalf), the holders of any Pari Passu Secured Debt from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Company and the Guarantors.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of Section 4.07 hereof. Notwithstanding the foregoing, the following are not Investments: (i) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture; (ii) endorsements of negotiable instruments and documents in the ordinary course of business; and (iii) an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting exclusively of Equity Interests of the Company (other than Disqualified Stock) and which Equity Interests are excluded from the calculation set forth in Paragraph (c) of the first paragraph of Section 4.07 hereof.

“Issue Date” means August 5, 2008.

“Joint Venture” means a corporation, partnership or other entity engaged in one or more of the Permitted Businesses in which the Company or its Restricted Subsidiaries does not have control but owns, directly or indirectly, at least 10% of the Equity Interests.

“Land Bank Obligations” means all obligations of the Company and its Restricted Subsidiaries reflected on its balance sheet as a liability in accordance with GAAP with respect to land sold to a third party and as to which the Company or any Restricted Subsidiary has an option to repurchase.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction provided that in no event shall any operating lease be deemed a Lien).

“Mortgages” means the mortgages, mortgage amendments, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, without duplication, (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any Restricted Investment by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Financing” means Indebtedness incurred in connection with the purchase, development or construction of personal or real property useful in the Permitted Business as to which the lender upon default (1) may seek recourse or payment against the Company or any Restricted Subsidiary only through the return or sale of the property so purchased and (2) may not otherwise assert a valid claim for payment on such Indebtedness against the Company or any Restricted Subsidiary or any other property of the Company or any Restricted Subsidiary.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means the Initial Notes and the Additional Notes, if any, permitted to be issued in accordance with this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Company.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Pari Passu Secured Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the relevant Guarantee and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and that is designated in writing as such by the Company to the Trustee and the holders of which enter into an appropriate agency agreement with the Collateral Agent, including up to $200.0 million of Additional Notes issued in exchange for Existing Notes.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the business of the Company and its Subsidiaries engaged in as of the date of this Indenture, including but not limited to, planning, designing, engineering, development, construction, marketing, sale, financing, management and operation of real estate including business and commercial projects, office buildings, residential subdivisions, condominiums and cooperatives (including low-, mid- and high-rise condominiums), villa developments and single family residences, timeshares, related amenity operations, which include golf clubs, marinas, tennis facilities, restaurants, including leisure, hospitality (hotels) and health care services, and any and all other businesses reasonably related thereto including, but not limited to, pest control and security services. In addition, Permitted Businesses shall include the operation of an amenities business and other real estate services businesses, including but not limited to, title insurance, property management, mortgage banking, insurance brokerage, E-commerce related businesses and real estate brokerage.

“Permitted Investments” means: (1) any Investment in the Company or in a Restricted Subsidiary of the Company; (2) cash and any Investment in Cash Equivalents; (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (4) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (5) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (6) Investments in existence on the Issue Date; (7) Investments made in a simultaneous exchange for a prior Permitted Investment; (8) the fair market value of any investment in securities or other assets not constituting cash or Cash Equivalents received in connection with the sale of assets (a) where the securities are secured by a first priority lien on the assets sold or (b) where at least 25% of the consideration for such sale consists of cash or Cash Equivalents and provided that no more than an aggregate amount of $10.0 million of such securities may be outstanding at any one time under this clause 8(b); and (9) other Investments in an aggregate amount not to exceed 2.5% of Total Assets at any one time outstanding under this clause (9).

“Permitted Liens” means, with respect to any Person:

(1)

Liens securing Indebtedness and other obligations under the Senior Credit Facilities and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facilities permitted to be incurred under this Indenture under the provisions described under Section 4.09 hereof and Liens securing any refinancing of such

Indebtedness in respect thereof (the aforementioned Liens referred to as First Priority Lien Obligations”); provided, that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis (other than with respect to Excluded Property);

(2)	pledges or deposits by such Person under workers’ compensation laws, employee benefit plans, old age pensions, or other Social Security benefits, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; provided, that the Person complies with the applicable provisions of the Collateral Documents relating to such Liens;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, mortgage financings, purchase money obligations or other payments incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide Collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)	Liens securing the Notes and Subsidiary Guarantees;

(18)	Liens securing Permitted Refinancing Indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), (18) or (27) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens securing Non-Recourse Financing of the Company or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Financing within 90 days after the incurrence of such Non-Recourse Financing;

(21)	Liens in favor of the Company or any Restricted Subsidiary;

(22)	Liens securing Indebtedness and other obligations under the Second Lien Notes and other obligations of the Company under the Second Liens Notes and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Second Lien Notes permitted to be incurred under the Indenture under the provisions described in clause (xvii) under Section 4.09 hereof and any Liens securing any refinancing of such Indebtedness in respect thereof, provided that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis (other than with respect to the Excluded Property);

(23)	Liens securing Indebtedness and other obligations under the Indebtedness secured by third-priority Liens, which may be in the form of Additional Notes, to be exchanged for certain of the Company’s Existing Notes and other obligations of the Company under the Indebtedness and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Indebtedness permitted to be incurred under this Indenture under the provisions described in clause (xviii) under Section 4.09 hereof and any Liens securing any refinancing of such Indebtedness in respect thereof, provided that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis;

(24)	Liens with respect to CDD Obligations;

(25)	Liens encumbering customary initial deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the ordinary course of business; and

(26)	Liens which arise under Article 4 of the Uniform Commercial Code on items in collection and documents and proceeds related thereto; and

(27)	Liens securing indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Construction Loan incurred under this Indenture under the provisions described in clause (xv) or clause (xvi) under Section 4.09 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); unless such excess would be permitted by Section 4.09 hereof; (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the indebtedness being extended, refinanced, renewed, replaced, deferred or refunded, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“PIK Interest” has the meaning set forth in Exhibit A hereto.

“Premises” means any fee interest in certain real property owned by the Company or a Guarantor on the Issue Date or acquired by the Company or a Guarantor after the Issue Date that secures Credit Agreement Obligations and Second Lien Notes.

“Principals” means Carl Icahn or any of his affiliates.

“Receivables” means an amount owed with respect to completed sales of housing units, lots, parcels and amenities services sold to an unaffiliated purchaser.

“Refinancing Transactions” means the consummation of the amendment and restatement of the Senior Credit Facilities and the issuance of the Second Lien Notes.

“Related Party” with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

“Responsible Officer,” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Senior Revolving Credit Agreement, dated as of June 13, 2006, as amended, by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Revolving Credit Agreement or any other credit or other agreement or indenture).

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the $350.0 million aggregate principal amount of Senior Secured Notes due 2012 that will be secured by a second-priority Lien.

“Second-Priority Liens” means all Liens that secure the Second-Priority Lien Obligations.

“Second-Priority Lien Obligations” means all Indebtedness and other Obligations under the Second Lien Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facilities” means the Senior Term Loan Agreement, dated as of December 23, 2005, as amended, by and among the Company, KeyBank National Association, as administrative agent and the other lenders party thereto and the Senior Revolving Credit Agreement, dated as of June 13, 2006, as amended, by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Senior Credit Facilities or any other credit or other agreement or indenture).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof except that the standard of significance will be 20% instead of 10%.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which is expressly subordinated in right of payment to the Notes, pursuant to a written agreement, without giving effect to collateral arrangements, including our Existing Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof, except in each case with respect to joint ventures when such Person or Subsidiary of such Person does not exercise control of the joint venture).

Notwithstanding the foregoing, the term “Subsidiary” shall not include any entity referred to in (1) or (2) above to the extent the Company does not consolidate its interest in any such entity in its consolidated financial statements prepared in accordance with GAAP. Notwithstanding the immediately preceding sentence, not-for-profit golf clubs and common interest realty associations that do not guarantee our Credit Facilities are not Subsidiaries.

“Term Loan Agreement” means the Senior Term Loan Agreement, dated as of December 23, 2005, as amended, by and among the Company, KeyBank National Association, as administrative agent and the other lenders party thereto including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Term Loan Agreement or any other credit or other agreement or indenture).

“Third-Priority Lien Obligations” means all Indebtedness and other Obligations under the Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Third-Priority Liens” means all Liens that secure the Third-Priority Lien Obligations.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Company or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Company and its Restricted Subsidiaries during the immediately preceding twelve month period.

“Unrestricted Cash” means all cash of the Company and its Restricted Subsidiaries which is not allocated for an expenditure or distribution or held as a deposit for a housing purchase contract or otherwise characterized as a deposit.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary: (1) has no Indebtedness other than debt that is non-recourse to the Company or any Restricted Subsidiary, except to the extent that any credit support or guarantee by the Company or any Restricted Subsidiary may be incurred as Indebtedness; (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; unless the maximum amount of such obligation is treated as a Restricted Investment and such Restricted Investment may be made at the time of the giving of such obligation.

“Valid Purchase Contract Proceeds” means valid purchase contracts for condominium units which produce proceeds from sales (net of selling expenses and contract deposits used for construction costs).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.10
“Authentication Order”	2.02
“CDD Obligations”	4.09
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“incur”	4.09
“Interest Payment Date”	Exhibit A
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Permitted Debt”	4.09
“PIK Notes”	2.02
“PIK Payment”	2.02
“Registrar”	2.03
“Restricted Payments”	4.07

1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibits A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

2.02. Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $125,000,000, (ii) Additional Notes and (iii) any PIK Notes issued in payment of PIK Interest, in each case upon a written order of the Company in the form of an Officers’ Certificate of the Company (an “Authentication Order”). Each such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Additional Notes or PIK Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clause (ii) of the first sentence of this paragraph, the first such written order from the Company shall be accompanied by an Opinion of Counsel of the Company in a form reasonably satisfactory to the Trustee.

In addition, in connection with the payment of PIK Interest in respect of the Notes, the Company is entitled to, without the consent of the Holders and without regard to Section 4.09, increase the outstanding principal amount of the Notes or issue Additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Initial Notes (in each case, the “PIK Payment”). The Notes, the PIK Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of this Indenture include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1,000, for the relevant six-month interest period on the principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any Interest Payment Date on which the Company pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant six-interest period as of the relevant record date for such Interest Payment Date, shall be rounded up to the nearest $1.00.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if

(i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfer described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(c) Transfer or Exchange of Beneficial Interest in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

Definitive Notes to Beneficial Interests in Global Notes. A Holder of an Definitive Note may exchange such Note for a beneficial interest in an Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the preceding paragraph at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f) Global Note Legends. The following legend shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THIS INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THIS INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THIS INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THIS INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.14 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) Each Holder agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment by such Holder of such Holder’s Note in violation of any provision of this Indenture and/or applicable Unites States Federal or state securities law.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes as to which a Responsible Officer of the Trustee has actual knowledge are so owned shall be so disregarded.

2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

2.13. CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE III

REDEMPTION AND PREPAYMENT

3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $2,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes (including the CUSIP number, if any) to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 15 days prior to the date of the mailing of such notice, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

3.05. Deposit of Redemption Price.

One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

3.07. Optional Redemption.

(a) Except as set forth in clause (b) of this Section 3.07, the Company shall not have the option to redeem the Notes pursuant to this Section 3.07 prior to August 5, 2010. On or after August 5, 2010, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 5 of the years indicated below:

Year	Percentage
2010	102.000%
2011 and thereafter	101.000%

(b) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time on or prior to August 5, 2010, the Company may on one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 117.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

3.08. Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

4.03. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes within the time periods specified in the SEC’s rules and regulations (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company and its Subsidiaries were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company and its Subsidiaries were required to file such reports. In addition, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request if not then publicly available. For purposes of this Section 4.03, the Company shall be deemed to have furnished the reports to the Holders of the Notes as required by this Section 4.03 if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Company shall at all times comply with TIA Section 314(a). Delivery by the Company of reports, information and documents to the Trustee pursuant to TIA Section 314(a) shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 100 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible, and in any event within five days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

4.06. Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

4.07. Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests of the Company (other than Disqualified Stock) or dividends or distributions to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company, a Wholly Owned Restricted Subsidiary or any Guarantor); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except payments of interest or a payment of principal at Stated Maturity (other than (a) Indebtedness permitted under clause (vi) of the second paragraph of Section 4.09 hereof and (b) payments made of interest or principal made by incurring Indebtedness permitted to be incurred pursuant to clauses (xviii) and (xix) of the second paragraph of Section 4.09 hereof); or (iv) make any Restricted Investment, (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.09 hereof; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture plus all Restricted Payments made since the Issue Date until the date of this Indenture that constituted Restricted Payments under the terms of the indentures relating to the Existing Notes (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vii), (ix), (x), (xi) and (xii) of the next succeeding paragraph, is less than the sum, without duplication, of

(i) 50% of the Consolidated Net Income After Grossed Up Preferred Stock Dividends of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value as determined by an independent third party appraiser, accounting firm or valuation firm not affiliated with the Company of real property or securities constituting a controlling interest in any Person received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock), plus

(iii) to the extent that any Restricted Investment, in whole or in part, is sold or otherwise liquidated or repaid, redeemed or repurchased, the sum of (A) 100% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment (net of the cost of disposition or sale, if any, and tax liabilities arising from such transaction) up to the aggregate amount invested in such Restricted Investment outstanding at such time plus (B) 50% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment in excess of the aggregate amount invested in such Restricted Investment, in each case, to the extent not otherwise included in Consolidated Net Income of the Company for such period, plus

(iv) 50% of the amount received from any cash dividends, cash distributions, cash interest or other cash payments received by the Company or a Guarantor since the Issue Date from any Restricted Investment, to the extent that such dividends or cash distributions were not otherwise included in Consolidated Net Income of the Company for such period or in clause (iii) above and excluding any such payments to pay obligations and expenses of Restricted Investments such as income taxes which were not paid prior to the Issue Date, plus

(v) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the Fair Market Value of the Company’s Investment in such Unrestricted Subsidiary as of the date of such redesignation, plus

(vi) 100% of the reduction or release since the Issue Date of Indebtedness under Guarantees of the Company or any Restricted Subsidiary which are Restricted Investments, to the extent that such reduction or release is not due to any payment under such Guarantee, plus

(vii) $25.0 million.

The preceding provisions shall not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at date of declaration, such payment would have complied with the provisions of this Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale, issuance of or contribution for, (other than to a Restricted Subsidiary of the Company), Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, redemption, repurchase, retirement, defeasance, other acquisition or dividend or distribution shall be excluded from clause (c) of the preceding paragraph; (iii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness; (iv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present, former or future employee, director or Consultant of the Company’s (or any of its Restricted Subsidiaries or any parent of the Company) pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of this Indenture or any other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $4.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $8.0 million in any calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Company, any parent of the Company or any of its Restricted Subsidiaries to present, former or future directors, Consultants or employees of the Company, its Restricted Subsidiaries or any parent of the Company that occurred since the Issue Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been included in clause (c) of the immediately preceding paragraph), plus (B) the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries or any parent of the Company since the Issue Date; and provided that cancellation of Indebtedness owing to the Company from present, former or future directors, Consultants, or employees of the Company, any of its Restricted Subsidiaries or any parent of the Company the proceeds of which were used solely to purchase Equity Interests of the Company will not be deemed to constitute a Restricted Payment so long as the value of such Equity Interests issued did not increase clause (c) of the preceding paragraph; (vi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Investments made after the date of this Indenture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vi) and, without duplication, Investments made pursuant to the this clause (vi) and, without duplication, Investments made pursuant to the comparable clause of the indentures relating to the Existing Notes that are at that time outstanding (without giving effect to any write-up, write-off or write-down), not to exceed 5% of the Company’s Consolidated Tangible Assets as of the end of the fiscal quarter most recently completed (with Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (vii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s Capital Stock of up to 6% per annum of the net proceeds received by the Company in its March, 2002 initial public offering; (ix) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions; (x) non-cash Investments in Unrestricted Subsidiaries in the form of administrative, financial, accounting, management, or other similar services (together with a non-cash allocation of corporate overhead), in each case in the ordinary course of business; (xi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on Disqualified Stock which is issued in accordance with Section 4.09 hereof; (xii) transactions contemplated by the offering memorandum dated July 8, 2008 in connection with the issuance of the Notes under the caption “Use of Proceeds” and (xiii) $50.0 million to repurchase Existing Notes.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that, notwithstanding the other provisions of this Indenture, with respect to this covenant, an MAI appraiser, accounting firm or valuation firm with experience in such valuation and not affiliated with the Company shall be required if the fair market value of such Restricted Payment or Restricted Payments for any series of transactions exceeds $20.0 million. At least quarterly, the Company shall deliver to the Trustee an Officers’ Certificate stating that all Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

If a Guarantee constituted a Restricted Investment at the time made, then the payment under such Guarantee shall not constitute an additional Restricted Investment.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall reduce the amount available for Restricted

Payments under the first paragraph of this Section 4.07 or Permitted Investments, as applicable. All such outstanding Investments shall be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default or an Event of Default.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by this Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company shall be in default of Section 4.09 hereof). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.

4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

The foregoing restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(a) any agreement, including with respect to the Existing Indebtedness, as in effect on the date of this Indenture (and all amendments thereto, so long as such amendments are not disadvantageous to the holders of the Notes in any material respect);

(b) the Senior Credit Facilities and its related documentation as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of this Indenture;

(c) this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement;

(d) the Second Lien Notes and related documentation as in effect as of the date of this Indenture, and any amendments, modifications, supplements or refinancings thereof; provided that such amendments, modifications, supplements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Second Lien Notes as in effect on the date of this Indenture;

(e) any agreement for the issuance of Indebtedness secured by third-priority Liens and its related documentation as in effect as of the date of this Indenture, and any amendments, modifications, supplements or refinancings thereof; provided that such amendments, modifications, supplements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement for the issuance of Indebtedness secured by third-priority Liens as in effect on the date of this Indenture;

(f) applicable law, statute, rule, regulation or governmental order;

(g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instruments at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(h) customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business and consistent with past practices;

(i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (iii) above;

(j) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(k) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(l) Liens securing Indebtedness that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(m) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(o) any agreement entered into in connection with the incurrence of Indebtedness permitted under this Indenture, provided that such agreement, taken as a whole, is not more restrictive with respect to dividend and other payment restrictions than those existing as of the date of this Indenture.

4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness or issue preferred stock if the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, or the ratio of the Consolidated Indebtedness less Unrestricted Cash to Consolidated Tangible Net Worth of the Company is less than 3 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and the Guarantors of Indebtedness or Disqualified Stock under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $1.0 billion or (b) the amount of the Borrowing Base as of the date of such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder);

(ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any PIK Notes or the accretion of any interest) and the related Note Guarantees to be issued on the date of this Indenture;

(iv) the incurrence by the Company or a Restricted Subsidiary of Indebtedness or Disqualified Stock (1) in connection with the acquisition of assets or a new Subsidiary or (2) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that, in the case of clause (1), such Indebtedness or Disqualified Stock was incurred by the prior owner of such assets or the Company or such Restricted Subsidiary prior to such acquisition by the Company or a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or a Restricted Subsidiary and in the case of clause (2), any such Indebtedness incurred may not exceed the cost of such property or equipment; and provided that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (iv) and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv) does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(v) the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph hereof or clauses (ii), (iii), (iv), (ix), (xv), (xvi), (xvii), (xviii) or (xix) of this paragraph;

(vi) the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that: (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(viii) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(ix) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $50.0 million (it being understood that any Indebtedness incurred under this clause (ix) shall cease to be deemed incurred or outstanding for purposes of this clause (ix) but shall be deemed to be incurred for purposes of the first paragraph of this Section 4.09 from and after the first date on which the Company could have incurred such Indebtedness under the first paragraph of this Section 4.09 without reliance upon this clause (ix));

(x) Non-Recourse Financing incurred by the Company or any Restricted Subsidiary for the acquisition, development and/or improvement of real property or any infrastructure related thereto;

(xi) the incurrence by the Company or any Restricted Subsidiary of direct obligations to repay or guarantee shortfalls in payments of bond financing issued by community development districts and local government districts to construct infrastructure improvements (“CDD Obligations”), provided that the aggregate amount of all CDD Obligations of the Company and its Restricted Subsidiaries that is due and payable at any one time does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(xii) the incurrence by the Company and the Restricted Subsidiaries of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers’ compensation claims or self insurance), Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, escrow agreements, bankers’ acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(xiii) shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of shares of preferred stock;

(xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (xiv));

(xv) Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Construction Loan, provided that (A) at the time the Construction Loan is entered into or amended to include a new project or projects, as the case may be, the Construction Loan is not in excess of 85% of the estimated total cost of the projects under such Construction Loan taken as a whole, including land at fair market value, interest and soft costs (net of unrestricted deposits) and (B)(1) at the time any Construction Loan is entered into that relates to a single project, there are Valid Purchase Contracts Proceeds in excess of 65% of the maximum Construction Loan amount taken as a whole or (2) at the time any Construction Loan is entered into that relates to more than one project or if an existing Construction Loan is amended to include a new project or projects, there are Valid Purchase Contracts Proceeds in excess of 70% of the maximum Construction Loan amount taken as a whole; provided, that in the event a Default or Event of Default has occurred and is continuing or would be caused thereby, this clause (xv) shall be unavailable to enter into a new Construction Loan or amend an existing Construction Loan to include a new project or projects;

(xvi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries pursuant to Construction Loans existing as of the Issue Date up to the limits of such Construction Loan existing on the Issue Date

(xvii) the incurrence by the Company and its Restricted Subsidiaries of the Second Lien Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional Second Lien Notes);

(xviii) the incurrence by the Company and the Restricted Subsidiaries of Indebtedness secured by third-priority Liens, which may be in the form of Additional Notes, in an amount up to $200.0 million to be exchanged for certain of the Company’s Existing Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional notes); and

(xix) the incurrence by the Company and the Restricted Subsidiaries of unsecured Indebtedness to be exchanged for certain of the Company’s Existing Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional notes).

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will be permitted to classify (and later reclassify) in whole or in part such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09. Accrual of interest, accretion or amortization of original issue discount or the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Consolidated Interest Incurred of the Company.

Indebtedness outstanding and not repaid under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (i) of the second paragraph of this Section 4.09.

4.10. Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $250,000 (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a person who is not an Affiliate; and (ii) the Company delivers to the Trustee: (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate to the effect that such Affiliate Transaction complies with this Section 4.10 and has been approved by a majority of the Independent Members of the Board of Directors or if there are no Independent Members, then such Affiliate Transaction has received unanimous approval of the Board of Directors and an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from an MAI appraiser, if appropriate; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from an MAI appraiser, if appropriate.

The following items shall not be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the prior paragraph: (1) any employment, consulting or other compensation agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that any consulting or other compensation agreement entered into with a current or former senior officer or director of the Company or any of its Restricted Subsidiaries providing for the payment of fees in excess of $500,000 annually per person must be approved by a majority of the disinterested members of the Board of Directors or the compensation committee thereof or if there are no such disinterested members by unanimous approval of the Board of Directors or such committee; (2) transactions between or among the Company and/or its Restricted Subsidiaries; (3) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; (4) Restricted Payments that are permitted by the provisions of this Indenture described under Section 4.07 hereof; (5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or Consultants of the Company or any Subsidiary; (6) to the extent permitted by applicable law, loans in the ordinary course of business to officers, directors, employees or Consultants which are approved by a majority of the Independent Members of the Board of Directors of the Company in good faith or, if there are no Independent Members of the Board of Directors, by a unanimous vote of the Board of Directors; (7) any agreement as in effect as of the Issue Date or any amendment or modification thereto (so long as any such amendment or modification is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby; (8) agreements between the Company or any Restricted Subsidiary and officers and directors of the Company with respect to home purchases pursuant to a home purchase program available to officers and directors of the Company and (9) the issuance of the Second Lien Notes to the Principals or to any Affiliates of directors (and any interest paid-in kind whether through the accretion of the Second Lien Notes or the issuance of additional Second Lien Notes and compliance with and related documentation as amended, modified, supplemented or refinanced).

4.11. Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Indenture or acquired after that date, which Lien is securing any Indebtedness.

4.12. Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

4.13. Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

4.14. Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 business days and no later than 60 business days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

4.15. Limitation on Issuances of Guarantees of Indebtedness.

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary. Each Restricted Subsidiary that becomes a Guarantor after the Issue Date shall also become a party to the Collateral Documents and the Intercreditor Agreement and shall take such actions as are necessary or advisable to grant to the Collateral Agent for the benefit of the Trustee, the Collateral Agent and the holders of the Notes a perfected and at least third-priority security interest in any Collateral held by the Restricted Subsidiary, subject to Permitted Liens. Notwithstanding the preceding sentence, any Note Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged if (1) the Company sells or disposes of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (2) the Company sells or disposes of all of the Capital Stock of any Guarantor, or (3) the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or any Guarantor is released from its Guarantees of Indebtedness of the Company such that such Guarantor would not be required to provide a Guarantee of the Notes under this Section 4.15. The form of the Note Guarantee is attached as Exhibit B hereto. Upon the release of any Guarantor from its Guarantee, the Liens granted by such Guarantor under the Collateral Documents shall also be released and the Trustee and Collateral Agent shall execute such documents confirming such release as the Company or such Guarantor may request.

4.16. Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

4.17. Further Assurances; Costs.

(a) If the Company or any of the Guarantors at any time grants, assumes, perfects or becomes subject to any Lien upon any of its property (other than Excluded Property) then owned or thereafter acquired as security for any First-Priority Lien Obligation and Second-Priority Lien Obligation, the Company will, or will cause such Guarantor to, as promptly as practical (subject to the requirements of the Intercreditor Agreement):

(i) grant a Lien on such property to the Collateral Agent for the benefit of the holders of Third-Priority Lien Obligations and, to the extent such grant would require the execution and delivery of a Collateral Document, the Company or such Guarantor shall execute and deliver a Collateral Document on substantially the same terms as the agreement or instrument executed and delivered to secure the First-Priority Lien Obligations and Second-Priority Lien Obligation, with changes to reflect the subordination of the Liens securing the Third-Priority Lien Obligations, including the changes made to the Collateral Documents executed and delivered on the Issue Date (as compared to the comparable security documents securing First-Priority Lien Obligations and Second-Priority Lien Obligation entered into or in existence on the Issue Date); and

(ii) cause the Lien granted in such Collateral Document to be duly perfected in any manner permitted by law to the same extent as the Liens granted for the benefit of the First-Priority Lien Obligations and Second-Priority Lien Obligation are perfected (but junior to such Lien pursuant to the Intercreditor Agreement).

(b) In addition, if the Company or any Guarantor at any time after the Issue Date acquires any new property (other than Excluded Property) that is not automatically subject to a Lien under the Collateral Documents, or a Restricted Subsidiary becomes a Guarantor, the Company will, or will cause such Guarantor, subject to the requirements of the Collateral Documents, to as soon as practical after such property’s acquisition or it no longer being Excluded Property:

(i) grant a Lien on such property (or, in the case of a new Guarantor, all of its assets except Excluded Property) to the Collateral Agent for the benefit of the holders of Third-Priority Lien Obligations (and, to the extent such grant would require the execution and delivery of a Security Document, the Issuer or such Guarantor shall execute and deliver a Collateral Document on substantially the same terms as the Collateral Documents executed and delivered on the Issue Date if such property serves as security for any First Priority Lien Obligation and Second Priority Lien Obligation); and

(ii) cause the Lien granted in such Collateral Document to be duly perfected in any manner permitted by law to the same extent as the Liens granted on the Issue Date are perfected.

If the Company or such Guarantor delivers an Opinion of Counsel to the holders of First-Priority Lien Obligations and Second-Priority Lien Obligation in respect of the validity, perfection or priority of any Lien grant referred to in this clause (a), the Company or such Guarantor shall also deliver an Opinion of Counsel (of no greater scope) with respect to such matters to the Trustee and Collateral Agent.

For the avoidance of doubt, while the First-Priority Lien Obligations and Second-Priority Lien Obligations are outstanding and the Intercreditor Agreement is in effect: (i) any waiver or other determination by the holders of the First-Priority Lien Obligations and Second-Priority Lien Obligations (or the administrative agent if so permitted) with respect to an obligation to grant Liens on any assets subject to this Section 4.17(b) shall also be applicable to the Third-Priority Lien Obligations, and if applicable, to the extent provided by the Intercreditor Agreement (ii) any such Opinion of Counsel to the Trustee shall only be required to the extent that an Opinion of Counsel is delivered to the holders of the First-Priority Lien Obligations and Second-Priority Lien Obligations (and shall be of no greater scope).

(c) Notwithstanding anything to the contrary set forth in clause (a) or elsewhere in this Indenture or any Collateral Document or Intercreditor Agreement:

(i) any mortgages (and any related Collateral Documents) required to be granted pursuant to clause (a) on the Issue Date with respect to real property that is securing First-Priority Lien Obligations and Second-Priority Lien Obligations on the Issue Date shall be granted as soon as commercially reasonable following the Issue Date, but in no event later than 90 days following the Issue Date, and with respect to any real property that is not securing First-Priority Lien Obligations and Second-Priority Lien Obligations on the Issue Date, mortgages shall be provided by December 31, 2008, which date may be extended for up to 90 days by the administrative agent; and

(ii) in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of a Guarantor that are not otherwise required to be filed, then the capital stock or other securities of such Guarantor need not be pledged pursuant to clauses (a), (b) or (d) of this Section 4.17 and shall automatically be deemed released and to not be and to not have been part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents and Intercreditor Agreement may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to evidence the release of Liens securing the Third-Priority Lien Obligations on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

(d) If, after the Collateral is released in full as contemplated by Section [5.1] of the Intercreditor Agreement and, thereafter, the Company subsequently incurs Obligations under a new Credit Facilities or other First-Priority Lien Obligations and Second-Priority Lien Obligations that are secured by Liens on assets of the Company or any Guarantor of the type constituting Collateral (other than Excluded Property), then the Company and the Guarantors shall be required to secure the Notes and the Guarantees at such time by a Third-Priority Lien on the Collateral securing such Obligations under the new Credit Facilities or other First-Priority Lien Obligations and Second-Priority Lien Obligations to the same extent provided by clause (a) above on the terms and conditions of the security documents relating to the new Credit Facilities or such other First-Priority Lien Obligations and Second-Priority Lien Obligations, with the Liens on the Collateral granted in favor either of the administrative agent under such new Credit Facility or a collateral agent designated by the Company to hold the Liens for the benefit of the Holders of Third-Priority Lien Obligations and subject to an intercreditor agreement that provides the administrative agent under such new Credit Facilities or such collateral agent substantially the same rights and powers as afforded under the Collateral Documents and Intercreditor Agreement entered into on the Issue Date.

(e) The Company will bear and pay all legal expenses, collateral audit and valuation costs, filing fees, insurance premiums and other costs associated with the performance of the obligations of the Company and the Guarantors set forth in this Section 4.17 and will also pay or reimburse the Trustee and Collateral Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee and Collateral Agent in connection therewith, including the reasonable compensation and expenses of the Trustee and Collateral Agent’s agents and counsel.

(f) Neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes.

ARTICLE V

SUCCESSORS

5.01. Merger, Consolidation, or Sale of Assets.

Except as otherwise provided in Section 10.05, the Company and any Guarantor shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless: (i) the Company or such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or other legal entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Notes and this Indenture pursuant to a supplemental indenture, the Collateral Documents and the Intercreditor Agreement and the successor Person shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such successor Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company or a Guarantor with or into a Wholly Owned Restricted Subsidiary of the Company or a Guarantor, or the merger or consolidation of a Restricted Subsidiary with or into the Company or a transfer of all or substantially all of the assets of a Restricted Subsidiary to the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.09 hereof. In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Guarantors.

5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

6.01. Events of Default.

An “Event of Default” occurs if:

(a) the Company defaults for 30 days in the payment when due of interest on the Notes;

(b) the Company defaults in payment when due of the principal of or premium, if any, on the Notes;

(c) the Company or any of its Restricted Subsidiaries fail to comply with Sections 4.14 or 5.01 hereof;

(d) the Company or any of its Subsidiaries fail to comply with any covenant, representation, warranty or other agreement in this Indenture or the Notes for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of Notes (including Additional Notes, if any) then outstanding voting as a single class;

(e) there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries or Non-Recourse Financing to the extent such default is not due to the default by the Company under any other Indebtedness) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default: (I) is caused by a failure to pay such Indebtedness at its stated maturity and such Indebtedness together with other Indebtedness in default for failure to pay principal at stated maturity (or the maturity of which as then accelerated) exceeds $25.0 million in the aggregate (a “Payment Default”); or (II) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(f) there is failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (except to the extent the judgment or judgments are in respect of Non-Recourse Financing), which judgments are not paid, discharged or stayed for a period of 60 days;

(g) the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s Note Guarantee; or

(j) the Liens created by the Collateral Documents or the Intercreditor Agreement shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture, the Intercreditor Agreement or the Collateral Documents) other than in accordance with the terms of the relevant Collateral Document, the Intercreditor Agreement and this Indenture and other than the satisfaction in full of all obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture, the Intercreditor Agreement or the Collateral Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, the Intercreditor Agreement and the relevant Collateral Document, any of the Collateral Documents or the Intercreditor Agreement shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor.

6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Company, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

6.05. Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

6.06. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity or security; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10. Priorities.

If the Trustee collects any money pursuant to this Article (including any proceeds from Collateral received pursuant to the terms of the Collateral Documents and the Intercreditor Agreement), it shall, subject to the terms of the Intercreditor Agreement, pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee or a suit by a Holder of a Note pursuant to Section 6.07 hereof.

ARTICLE VII

TRUSTEE

7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, the Collateral Documents, and the Intercreditor Agreement and the Trustee need perform only those duties that are specifically set forth in this Indenture, the Collateral Documents, and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture, the Collateral Documents or the Intercreditor Agreement against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, the Collateral Documents or the Intercreditor Agreement. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Collateral Documents or the Intercreditor Agreement, as the case may be, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) No provision of this Indenture, the Collateral Documents or the Intercreditor Agreement shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture, the Collateral Documents or the Intercreditor Agreement at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(e) Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents, or the Intercreditor Agreement that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(e) Unless otherwise specifically provided in this Indenture, the Collateral Documents or the Intercreditor Agreement, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Collateral Documents or the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it sees fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents or the Intercreditor Agreement, the Notes or the Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, the Collateral Documents or the Intercreditor Agreement it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the offer of the Notes or pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement other than its certificate of authentication.

7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a trust committee of the board of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each April 1 beginning with the April 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or of any delisting thereof.

7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall agree to in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee and any predecessor Trustee and their agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement including the costs and expenses of enforcing this Indenture, the Collateral Documents or the Intercreditor Agreement against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which shall not be unreasonably withheld.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 90 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act or document shall be the successor Trustee.

7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

7.12. Assignment of Rights, Not Assumption of Duties.

Anything herein contained to the contrary notwithstanding, (a) the Company shall remain liable under each of the agreements to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Indenture had not been executed, (b) the exercise by the Trustee or the holders of any Notes of any of their rights, remedies or powers hereunder shall not release the Company from any of its duties or obligations under each of the agreements to which it is a party and (c) neither the holders of any Notes nor the Trustee shall have any obligation or liability under any of the agreements to which the Company is a party by reason of or arising out of this Indenture, nor shall such holders or the Trustee be obligated to perform any of the obligations or duties of the Company thereunder or, except as expressly provided herein with respect to the Trustee, to take any action to collect or enforce any claim for payment assigned hereunder or otherwise.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees and under the Collateral Documents and Intercreditor Agreement and cause the release of all Liens on the Collateral under the Collateral Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture, the Collateral Documents and the Intercreditor Agreement (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same) and the Liens on the Collateral granted under the Collateral Documents and the Intercreditor Agreement will be released, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof and clause (iv) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied and the Liens on the Collateral granted under the Collateral Documents and Intercreditor Agreement will be released (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes) or thereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, the Collateral Documents or the Intercreditor Agreement, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) and Section 6.01(j) hereof shall not constitute Events of Default.

8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming no Holder is an “insider” of the Company under applicable Bankruptcy Law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

8.06. Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) to evidence and provide for the acceptance of appointment hereunder by a successor or replacement Trustee or under the Collateral Documents or Intercreditor Agreement of a successor or replacement Collateral Agent;

(d) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 or Article 10 hereof;

(e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Notes;

(f) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(h) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to add security to or for the benefit of the Notes and, in the case of the Collateral Documents and Intercreditor Agreement, to or for the benefit of the other secured parties named therein, or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture, the Collateral Documents and the Intercreditor Agreement; or

(i) to conform any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement to the “Description of Notes” contained in the Company’s offering memorandum dated as of [July 8, 2008] to the extent the “Description of Notes” was intended to be a verbatim recitation of a provision in this Indenture, the Notes the Note Guarantees, the Collateral Documents or the Intercreditor Agreement.

In addition, the Collateral Agent and the other agents, as applicable, may amend the Collateral Documents and the Intercreditor Agreement to add additional secured parties to the extent Liens securing Obligations held by such parties are permitted under this Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including Section 4.14 hereof), the Note Guarantees, the Collateral Documents, the Intercreditor Agreement, and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Collateral Documents, the Intercreditor Agreement, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Collateral Documents, the Intercreditor Agreement, or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Section 4.14 hereof;

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(g) waive a redemption payment with respect to any Note (other than a payment required by Section 4.14 hereof);

(h) make any change in the foregoing amendment and waiver provisions;

(i) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(j) effect a release of all or substantially all of the Collateral from the Lien under the Intercreditor Agreement other than in accordance with the Indenture, the Collateral Documents or the Intercreditor Agreement.

In addition, any amendment to Section 4.14 shall require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the amendment or supplement is authorized or permitted by this Indenture, and all conditions precedent for its execution and delivery of the amended or supplemental indenture by the Trustee have been satisfied.

ARTICLE X

NOTE GUARANTEES

10.01. Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture, the Collateral Documents and the Intercreditor Agreement.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

10.03. Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by an Officer.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

10.04. Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a) subject to Section 10.05 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture, the Collateral Documents, the Intercreditor Agreement and the Note Guarantee on the terms set forth herein or therein; and

(b) immediately after giving effect to such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

10.05. Releases Following Sale of Assets.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, or the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or any Guarantor is released from its Guarantees of Indebtedness of the Company such that such Guarantor would not be required to provide a Guarantee of the Notes under Section 4.15 hereof, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE XI

SATISFACTION AND DISCHARGE

11.01. Satisfaction and Discharge.

This Indenture, the Collateral Documents and the Intercreditor Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Collateral Documents and the Intercreditor Agreement, if money shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section, the provisions of Section 11.02 and Section 8.06 shall survive.

11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL AND SECURITY

12.01. Collateral Documents.

The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Guarantees, the payment of all other Third-Priority Lien Obligations and the performance of all other obligations of the Company and the Guarantors under the Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement are secured by Third-Priority Liens on the Collateral, subject to Permitted Liens, as provided in the Collateral Documents and the Intercreditor Agreement which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture, or in certain circumstances, subsequent to the Issue Date, and will be secured as provided in the Collateral Documents and the Intercreditor Agreement hereafter delivered as required or permitted by this Indenture.

12.02. Collateral Agent.

(a) The Company hereby appoints American Stock Transfer & Trust Company, LLC to act as Collateral Agent, and the Collateral Agent shall have the privileges, powers and immunities as set forth herein and in the Collateral Documents and the Intercreditor Agreement. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case, pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreement. Subject to the Intercreditor Agreement, the Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate.

(b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Collateral Documents and the Intercreditor Agreement, for the creation, perfection, priority, sufficiency or protection of any Third-Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Third-Priority Liens or Collateral Documents or the Intercreditor Agreement or any delay in doing so.

(c) The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture). Except as directed by the Trustee as required or permitted by this Indenture or as required or permitted by the Collateral Documents and the Intercreditor Agreement, the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Third-Priority Lien; or

(3) to take any other action whatsoever with regard to any or all of the Third-Priority Liens, Collateral Documents, the Intercreditor Agreement or Collateral.

(d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Third-Priority Liens or the Collateral Documents and the Intercreditor Agreement.

(e) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce for its own benefit each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof, each of which shall also be deemed to be for the benefit of the Collateral Agent.

(f) At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Collateral Documents and the Intercreditor Agreement delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents and the Intercreditor Agreement.

12.03. Authorization of Actions to be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Collateral Document and Intercreditor Agreement, as originally in effect on the Issue Date and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to execute and deliver the Collateral Documents and the Intercreditor Agreement to which it is a party and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes and other holders of Third-Priority Lien Obligations as set forth in the Collateral Documents and the Intercreditor Agreement to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

(b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Collateral Documents and the Intercreditor Agreement to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01, Section 7.02 and the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Third-Priority Liens;

(2) enforce any of the terms of the Collateral Documents and the Intercreditor Agreement to which the Collateral Agent or Trustee is a party; or

(3) collect and receive payment of any and all Third-Priority Lien Obligations.

Subject to the Intercreditor Agreement, Section 7.01 and Section 7.02, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Third-Priority Liens or the Collateral Documents and Intercreditor Agreement to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Collateral Documents and the Intercreditor Agreement to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of Notes, the Trustee or the Collateral Agent.

12.04. Release of Third-Priority Liens.

(a) The Third-Priority Liens will be released, with respect to the Notes and the Guarantees:

(1) in part, pursuant to the provisions of the Intercreditor Agreement, where the holders of the Credit Agreement Obligations consent to such release;

(2) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(3) in whole, upon satisfaction and discharge of this Indenture pursuant to Article 11;

(4) in whole, upon a legal defeasance or covenant defeasance pursuant to Article 8;

(5) in whole or in part, as to any property constituting Collateral (A) if all other Liens on that asset securing the Credit Agreement Obligations, the Second Lien Notes and any Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released or (B) otherwise in accordance with, and as expressly provided for under, the Indenture and the Intercreditor Agreement;

(6) In accordance with and subject to the provisions of Article 9, with the consent of Holders of a majority in principal amount of the outstanding Notes or each Holder affected if required by Section 9.02(j) (including consents obtained in connection with a tender offer or exchange offer) and

(7) with respect to assets of a Guarantor upon release of such Guarantor from its Guarantee as described in Article 10.

(b) If an instrument confirming the release of the Third-Priority Liens pursuant to Section 11.04(a) is requested by the Company or a Guarantor, then upon delivery to the Trustee of an Officers’ Certificate requesting execution of such an instrument, accompanied by:

(1) all instruments requested by the Company to effectuate or confirm such release; and

(2) such other certificates and documents as the Trustee or Collateral Agent may reasonably request to confirm the matters set forth in Section 11.04(a) that are required by this Indenture or the Collateral Documents, the Trustee will, if such instruments and documents are reasonably satisfactory to the Trustee and Collateral Agent, instruct the Collateral Agent to execute and deliver, and the Collateral Agent will promptly execute and deliver, such instruments.

(c) All instruments effectuating or confirming any release of any Third-Priority Liens will have the effect solely of releasing such Third-Priority Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

(d) The Company will bear and pay all costs and expenses associated with any release of Third-Priority Liens pursuant to this Section 12.04, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Collateral Agent.

12.05. Filing, Recording and Opinions.

(a) The Company will comply with the provisions of TIA §314(b) and §314(d). Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

Any release of Collateral permitted by Section 12.04 hereof or the Collateral Documents or the Intercreditor Agreement will be deemed not to impair the Liens under the Indenture and the Collateral Documents and the Intercreditor Agreement in contravention thereof and any person that is required to deliver a certificate or opinion pursuant to Section 314(d) of the TIA or otherwise under this Indenture or the Collateral Documents or the Intercreditor Agreement, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and opinion.

(b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Collateral Documents and the Intercreditor Agreement and permitted to be delivered by Section 12.04 (if any), the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.

ARTICLE XIII

MISCELLANEOUS

13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

13.02. Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

WCI Communities, Inc.

24301 Walden Center Drive

Suite 300

Bonita Springs, Florida 34134

Telecopier No.: (941) 498-8277

Attention: Vivien N. Hastings, Esq.

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telecopier No.: (212) 455-2502

Attention: John B. Tehan, Esq. and Avrohom J. Kess, Esq.

If to the Trustee:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, NY 10038

Telecopier No.: (718) 921-8209

Attention: Corporate Trust Administration, Ref: WCI Notes due 2013

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, and effective only upon actual receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed to a Holder in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees, this Indenture, the Collateral Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

13.08. Governing Law; Submission to Jurisdiction.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

13.10. Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.04.

13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of August 5, 2008

WCI COMMUNITIES, INC.
BY:	/s/
Name:
Title:

BAY COLONY-GATEWAY, INC.
BAY COLONY OF NAPLES, INC.
BAY COLONY REALTY ASSOCIATES, INC.
COMMUNITIES AMENITIES, INC.
COMMUNITIES FINANCE COMPANY, LLC
COMMUNITIES HOME BUILDERS, INC.
COMMUNITY SPECIALIZED SERVICES, INC.
CORAL RIDGE COMMUNITIES, INC.
CORAL RIDGE PROPERTIES, INC.
CORAL RIDGE REALTY, INC.
CORAL RIDGE REALTY SALES, INC.
By:	/s/
Name:
Title:
FIRST FIDELITY TITLE, INC.
FLORIDA DESIGN COMMUNITIES, INC.
FLORIDA LIFESTYLE MANAGEMENT COMPANY
FLORIDA NATIONAL PROPERTIES, INC.
GATEWAY COMMUNICATIONS SERVICES, INC.
HOPEWELL CROSSING HOME & LAND COMPANY, LLC
By:	/s/
Name:
Title:

LAKE GROVE HOME & LAND COMPANY LLC
By:	/s/
Name:
Title:
POPLAR TREE LLC
RENAISSANCE AT BEACON HILL, LLC
RENAISSANCE AT GEORGETOWN PIKE, LLC
RENAISSANCE AT OAK CREEK CLUB, LLC
RENAISSANCE AT OCCOQUAN WALK, LLC
RENAISSANCE AT RIVER CREEK TOWNS, LLC
By:	/s/
Name:
Title:

RESORT AT SINGER ISLAND PROPERTIES, INC.
By:	/s/
Name:
Title:

SUN CITY CENTER GOLF PROPERTIES, INC.

SUN CITY CENTER REALTY, INC.

THE COLONY AT PELICAN LANDING GOLF CLUB, INC.

JYC HOLDINGS, INC.

MARBELLA AT PELICAN BAY, INC.

PELICAN LANDING GOLF RESORT VENTURES, INC.

SARASOTA TOWER, INC.

TARPON COVE YACHT & RACQUET CLUB, INC.

TIBURON GOLF VENTURES, INC.

WCI ARCHITECTURE & LAND PLANNING, INC.

WATERMARK REALTY REFERRAL, INC.

WCI COMMUNITIES PROPERTY MANAGEMENT, INC.

WCI GOLF GROUP, INC.

WCI REALTY, INC.

GATEWAY COMMUNITIES, INC.

GATEWAY REALTY SALES, INC.

HERON BAY, INC.

HERON BAY GOLF COURSE PROPERTIES, INC.

PELICAN BAY PROPERTIES, INC.

PELICAN LANDING PROPERTIES, INC.

PELICAN MARSH PROPERTIES, INC.

TARPON COVE REALTY, INC.

WCI HOMES, INC.

PELICAN LANDING COMMUNITIES, INC.

WCI AMENITIES, INC.

WCI BUSINESS DEVELOPMENT, INC.

WCI CAPITAL CORPORATION

WCI HOMEBUILDING NORTHEAST, U.S., INC.

WCI HOMEBUILDING, INC.

WCI MARKETING, INC.

WCI MID-ATLANTIC U.S. REGION, INC.

WCI NORTHEAST U.S. REGION, LLC

WCI TOWERS, INC.

By:	/s/
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee
BY:
NAME:
TITLE:

MHI-RUGBY ROAD, L.L.C.

CENTRO ARLINGTON, LLC

CENTRO COLOMBIA, LLC

WCI HOMES NORTHEAST, INC.

WCI HUNTER MILL, LLC

WCI IRELAND INN CORP.

WCI OCALA 623, INC.

WCI REALTY CONNECTICUT, INC.

WCI REALTY NEW JERSEY, INC.

WCI REALTY NEW YORK, INC.

WCI TITLE, INC.

WCI TOWERS MID-ATLANTIC USA, INC.

BY:
NAME:
TITLE:

EXHIBIT A

[FACE OF NOTE]

CUSIP No.

ISIN No.

17.5% Senior Secured Notes due 2012

No. _____	$

WCI COMMUNITIES, INC.

promises to pay to

or registered assigns, the principal sum of

Dollars on August 5, 2013.

Interest Payment Dates: August 5 and February 5

Record Dates: July 20 and January 20

WCI COMMUNITIES, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: ,

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee

By:
Authorized Officer

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[BACK OF NOTE]

17.5% SENIOR SECURED NOTES DUE 2012

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. WCI Communities, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note from August 5, 2008 until maturity. The Company will pay interest semi-annually in arrears on August 5 and February 5 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 5, 2009. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest will be payable semi-annually in arrears on each Interest Payment Date commencing on February 5, 2009, to the holders of Notes of record on the immediately preceding July 20 and January 20. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the Notes will accrue at the rate of 17.5% per annum from the date of issuance, or from the most recent date to which interest had been paid or provided for and will be payable by at the Company’s election (i) entirely in cash, (ii) entirely by increasing the principal amount of the Notes or issuing PIK Notes (“PIK Interest”) or (iii) as a combination of cash and PIK Interest.

The Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under Sections 3.07 and 4.14 shall be made solely in cash.

PIK Interest on the Notes shall be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on August 5, 2013 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the July 20 or January 20 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest

A-1-2

Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. AGENT AND REGISTRAR. Initially, American Stock Transfer & Trust Company, LLC, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company will issue the Notes under an Indenture dated as of August 5, 2008 (“Indenture”) between the Company, the Guarantors listed on the signature page therein (the “Guarantors”) and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company limited to $125.0 million in aggregate principal amount.

5. OPTIONAL REDEMPTION.

(a) Except as set forth in clause (b) of this paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this paragraph 5 prior to August 5, 2010. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on August 5 of the years indicated below:

Year	Percentage
2010	102.000%
2011 and thereafter	101.000%

(b) Notwithstanding the provisions of clause (a) of this paragraph 5, at any time on or prior to August 5, 2010, the Company may on one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 117.5% of the principal amount thereof plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more Equity Offerings of the Company to the extent the net cash proceeds thereof are contributed to the Company as a capital contribution to the common equity of the Company; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

6. MANDATORY REDEMPTION.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDER.

Upon the occurrence of a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in

A-1-3

excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the succeeding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Note Guarantees, the Notes, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Note Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to evidence and provide for the acceptance of appointment under the Indenture by a successor replacement Trustee or under the Collateral Documents or Intercreditor Agreement of a successor or replacement Collateral Agent; to expand the Collateral securing the Notes; to provide for the assumption of the Company’s or Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes in accordance with the terms of the Indenture, Collateral Documents or the Intercreditor Agreement; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes; or to conform any provision of the Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement to the “Description of Notes’ contained in the Company’s offering memorandum dated as of [July 8, 2008] to the extent the “Description of Notes” was intended to be a verbatim recitation of a provision in the Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement.

12. DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.14 or 5.01 of the Indenture; (iv) failure by the Company for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with certain other agreements in the Indenture, or the Notes; (v)

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default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money in excess of $25.0 million in the aggregate that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; (viii) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on its behalf shall deny or disaffirm its obligations under such Guarantor’s Note Guarantee and (ix) the Liens created by the Collateral Documents or the Intercreditor Agreement shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture, the Intercreditor Agreement or the Collateral Documents) other than in accordance with the terms of the relevant Collateral Document, the Intercreditor Agreement and the Indenture and other than the satisfaction in full of all obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture, the Intercreditor Agreement or the Collateral Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, the Intercreditor Agreement and the relevant Collateral Document, any of the Collateral Documents or the Intercreditor Agreement shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture, the Collateral Documents and the Intercreditor Agreement. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, the Collateral Documents and the Intercreditor Agreement except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees, the Indenture, the Collateral Documents and the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

WCI Communities, Inc.

24301 Walden Center Drive

Suite 300

Bonita Springs, Florida 34134

Attention: Vivien N. Hastings, Esq.

18. These Notes and the Guarantees are secured by Third-Priority Liens upon the Collateral pursuant to certain Collateral Documents and the Intercreditor Agreement. The Third-Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future First-Priority Liens and Second-Priority Liens as set forth in Article 12 of the Indenture and in the Intercreditor Agreement.

A-1-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 5. 2008 (the “Indenture”) among WCI Communities, Inc., the Guarantors listed on the signature pages thereto and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

BAY COLONY-GATEWAY, INC.
BAY COLONY OF NAPLES, INC.
BAY COLONY REALTY ASSOCIATES, INC.
COMMUNITIES AMENITIES, INC.
COMMUNITIES FINANCE COMPANY, LLC
COMMUNITIES HOME BUILDERS, INC.
COMMUNITY SPECIALIZED SERVICES, INC.
CORAL RIDGE COMMUNITIES, INC.
CORAL RIDGE PROPERTIES, INC.
CORAL RIDGE REALTY, INC.
CORAL RIDGE REALTY SALES, INC.

By:	/s/
Name:
Title:

FIRST FIDELITY TITLE, INC.
FLORIDA DESIGN COMMUNITIES, INC.
FLORIDA LIFESTYLE MANAGEMENT COMPANY
FLORIDA NATIONAL PROPERTIES, INC.
GATEWAY COMMUNICATIONS SERVICES, INC.
HOPEWELL CROSSING HOME & LAND COMPANY, LLC

By:	/s/
Name:
Title:

LAKE GROVE HOME & LAND COMPANY LLC

By:	/s/
Name:
Title:

POPLAR TREE LLC
RENAISSANCE AT BEACON HILL, LLC
RENAISSANCE AT GEORGETOWN PIKE, LLC
RENAISSANCE AT OAK CREEK CLUB, LLC
RENAISSANCE AT OCCOQUAN WALK, LLC
RENAISSANCE AT RIVER CREEK TOWNS, LLC

By:	/s/
Name:
Title:

RESORT AT SINGER ISLAND PROPERTIES, INC.

By:	/s/
Name:
Title:

SUN CITY CENTER GOLF PROPERTIES, INC.
SUN CITY CENTER REALTY, INC.
THE COLONY AT PELICAN LANDING GOLF CLUB, INC.
JYC HOLDINGS, INC.
MARBELLA AT PELICAN BAY, INC.
PELICAN LANDING GOLF RESORT VENTURES, INC.
SARASOTA TOWER, INC.
TARPON COVE YACHT & RACQUET CLUB, INC.
TIBURON GOLF VENTURES, INC.
WCI ARCHITECTURE & LAND PLANNING, INC.
WATERMARK REALTY REFERRAL, INC.
WCI COMMUNITIES PROPERTY MANAGEMENT, INC.
WCI GOLF GROUP, INC.
WCI REALTY, INC.
GATEWAY COMMUNITIES, INC.
GATEWAY REALTY SALES, INC.
HERON BAY, INC.
HERON BAY GOLF COURSE PROPERTIES, INC.
PELICAN BAY PROPERTIES, INC.
PELICAN LANDING PROPERTIES, INC.
PELICAN MARSH PROPERTIES, INC.
TARPON COVE REALTY, INC.
WCI HOMES, INC.
PELICAN LANDING COMMUNITIES, INC.
WCI AMENITIES, INC.
WCI BUSINESS DEVELOPMENT, INC.
WCI CAPITAL CORPORATION
WCI HOMEBUILDING NORTHEAST, U.S., INC.
WCI HOMEBUILDING, INC.
WCI MARKETING, INC.
WCI MID-ATLANTIC U.S. REGION, INC.
WCI NORTHEAST U.S. REGION, LLC
WCI TOWERS, INC.

By:	/s/
Name:
Title:

MHI-RUGBY ROAD, L.L.C.
CENTRO ARLINGTON, LLC
CENTRO COLOMBIA, LLC
WCI HOMES NORTHEAST, INC.
WCI HUNTER MILL, LLC
WCI IRELAND INN CORP.
WCI OCALA 623, INC.
WCI REALTY CONNECTICUT, INC.
WCI REALTY NEW JERSEY, INC.
WCI REALTY NEW YORK, INC.
WCI TITLE, INC.
WCI TOWERS MID-ATLANTIC USA, INC.

BY:
NAME:
TITLE:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of                      (or its permitted successor), a [Delaware] corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and American Stock Transfer & Trust Company, LLC, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 5, 2008 providing for the issuance of an aggregate principal amount of up to $125,000,000 of 17.5% Senior Secured Notes Due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(j) The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i) subject to Sections 10.03 and 10.04 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Note Guarantee on the terms set forth herein or therein; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(k) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(l) Except as set forth in Articles 4 and 5 and Section 10.04 of Article 10 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

RELEASES.

(m) In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(n) Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.

NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

Except as amended or supplemented by this Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WCI Communities, Inc.

By:
Name:
Title:

[See Schedule I for List of Guarantors]

SCHEDULE I

SCHEDULE OF GUARANTORS

The following schedule lists each Guarantor under the Indenture as of the Issue Date:

Bay Colony of Naples, Inc.

Bay Colony Realty Associates, Inc.

Bay Colony-Gateway, Inc.

Communities Amenities, Inc.

Communities Finance Company, LLC

Communities Home Builders, Inc.

Community Specialized Services, Inc.

Coral Ridge Communities, Inc.

Coral Ridge Properties, Inc.

Coral Ridge Realty Sales, Inc.

Coral Ridge Realty, Inc.

First Fidelity Title, Inc.

Florida Design Communities, Inc.

Florida Lifestyle Management Company

Florida National Properties, Inc.

Gateway Communications Services, Inc.

Gateway Communities, Inc.

Gateway Realty Sales, Inc.

Heron Bay Golf Course Properties, Inc.

Heron Bay, Inc.

JYC Holdings, Inc.

Lake Grove Home & Land Company LLC

Marbella at Pelican Bay, Inc.

MHI-Rugby Road, L.L.C.

Pelican Bay Properties, Inc.

Pelican Landing Communities, Inc.

Pelican Landing Golf Resort Ventures, Inc.

Pelican Landing Properties, Inc.

Pelican Marsh Properties, Inc.

Poplar Tree LLC

Renaissance at Beacon Hill, LLC

Renaissance at Georgetown Pike, LLC

Renaissance at Oak Creek Club, LLC

Renaissance at Occoquan Walk, LLC

Renaissance at River Creek Towns, LLC

Renaissance Centro Arlington, LLC

Renaissance Centro Colombia, LLC

Resort at Singer Island Properties, Inc.

Sarasota Tower, Inc.

Spectrum Real Estate Development, LLC

Sun City Center Golf Properties, Inc.

Sun City Center Realty, Inc.

Tarpon Cove Realty, Inc.

Tarpon Cove Yacht & Racquet Club, Inc.

The Colony at Pelican Landing Golf Club, Inc.

Tiburon Golf Ventures, Inc.

Watermark Realty Referral, Inc.

WCI Amenities, Inc.

WCI Architecture & Land Planning, Inc.

WCI Business Development, Inc.

WCI Capital Corporation

WCI Communities Property Management, Inc.

WCI Golf Group, Inc.

WCI Homes Northeast, Inc.

WCI Homebuilding Northeast, U.S., Inc.

WCI Homebuilding, Inc.

WCI Homes, Inc.

WCI Hunter Mill, LLC

WCI Ireland Inn Corp.

WCI Marketing, Inc.

WCI Mid-Atlantic U.S. Region, Inc.

WCI Northeast U.S. Region, LLC

WCI Ocala 623, Inc.

WCI Realty Connecticut, Inc.

WCI Realty New Jersey, Inc.

WCI Realty New York, Inc.

WCI Title, Inc.

WCI Towers, Inc.

WCI Towers Mid-Atlantic USA, Inc.